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                                                                 EXHIBIT b(3)(b)


                    FIRST AMENDMENT TO AMENDED AND RESTATED

                    BYLAWS OF AIM INVESTMENT SECURITIES FUND
                          (A DELAWARE BUSINESS TRUST)

                              ADOPTED JUNE 9, 1999



         The Bylaws of AIM Investment Securities Fund are hereby amended as follows:

         WHEREAS, the Board of Trustees of the Fund desires to modify the manner in which a chairman is appointed to preside at each shareholder meeting;

         NOW THEREFORE BE IT RESOLVED, that paragraph (a) of Article IV,
         Section 9 of each Fund's Bylaws be, and it hereby is, amended by deleting paragraph (a) of Article IV, Section 9 in its entirety and replacing it with the following:

                           Section 9.  Organization of Meetings.

                                    (a) The meetings of the shareholders shall
                  be presided over by the Chairman of the Board, or if the Chairman shall not be present or if there is no Chairman, by the President, or if the President shall not be present, by a Vice President, or if no Vice President is present, by a chairman appointed for such purpose by the Board of Trustees or, if not so appointed, by a chairman appointed for such purpose by the officers and Trustees present at the meeting. The Secretary of the Trust, if present, shall act as Secretary of such meetings, or if the Secretary is not present, an Assistant Secretary of the Trust shall so act, and if no Assistant Secretary is present, then a person designated by the Secretary of the Trust shall so act, and if the Secretary has not designated a person, then the meeting shall elect a secretary for the meeting.